EXHIBIT 23.1

                          INDEPENDENT AUDITOR'S CONSENT

         We consent to the incorporation by reference in Post-Effective Amendment No. 2 to Registration Statement No. 33-15190 on Form S-3, Registration Statement Nos. 33-39208, 33-47534, 33-54287, 33-54307, 33-58372 and 333-30819 on
Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 33-1720 on Form S-8, Post-Effective Amendment No. 2 to Registration Statement No. 33-10442 on Form S-8, and Post-Effective Amendment No. 3 on Form S-3 to Registration Statement No. 2-96386 on Form S-14, all of Pinnacle West Capital Corporation, of our report dated March 4, 1998 appearing in this Annual Report on Form 10-K of Pinnacle West Capital Corporation for the year ended December 31, 1997.


Deloitte & Touche LLP
Phoenix, Arizona
March 30, 1998